                                                                                             EXHIBIT (12)

FIRST INTERSTATE BANCORP
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

                                                                                 Year Ended December 31
                                                                   --------------------------------------
                                                                       1994         1993         1992
                                                                   ------------ ------------ ------------
A. First Interstate Bancorp and Subsidiaries (Consolidated):

  Earnings:
      1.Income before income taxes, extraordinary item
          and cumulative effect of accounting changes              $     1,183  $       881  $       403
      2.Plus interest expense (a)                                          915          921        1,223
                                                                   ------------ ------------ ------------
      3.Earnings including interest on deposits                          2,098        1,802        1,626
      4.Less interest on deposits                                          725          720          933
                                                                   ------------ ------------ ------------
      5.Earnings excluding interest on deposits                    $     1,373  $     1,082  $       693
                                                                   ============ ============ ============

  Fixed Charges:
      6.Including interest on deposits (Line 2)                    $       915  $       921  $     1,223
      7.Less interest on deposits (Line 4)                                 725          720          933
                                                                   ------------ ------------ ------------
      8.Excluding interest on deposits                             $       190  $       201  $       290
                                                                   ============ ============ ============

  Ratio of Earnings to Fixed Charges:
        Including interest on deposits
            (Line 3 divided by Line 6)                                    2.29         1.96         1.33
                                                                   ============ ============ ============

        Excluding interest on deposits
            (Line 5 divided by Line 8)                                    7.22         5.39         2.39
                                                                   ============ ============ ============

B. First Interstate Bancorp (Parent Corporation):

  Earnings:
      9.Income (loss) before income taxes, extraordinary
          item, cumulative effect of accounting changes and
          equity in undistributed income of subsidiaries           $       348  $       311  $      (191)
     10.Plus interest expense (a)                                          102          132          215
                                                                   ------------ ------------ ------------
     11.Earnings including interest expense                        $       450  $       443  $        24
                                                                   ============ ============ ============

  Fixed Charges:
     12.Interest expense (Line 10)                                 $       102  $       132  $       215
                                                                   ============ ============ ============

  Ratio of Earnings to Fixed Charges:
            (Line 11 divided by Line 12)                                  4.40         3.35          (b)
                                                                   ============ ============ ============

  (a) Includes amounts representing the estimated interest component of net rental payments.
  (b) For the year ended December 31, 1992, fixed charges exceeded earnings by $191 million.




